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                          EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 31, 2000 by and between Newfield Exploration Company, a Delaware corporation (the "Company"), and Joe B. Foster of Houston, Texas ("Employee").


                         W I T N E S S E T H:

     WHEREAS, Employee has been employed by the Company as its Chief Executive Officer and Chairman of the Board;

     WHEREAS, effective as of the date of this Agreement, Employee has tendered his resignation as Chief Executive Officer of the Company;

     WHEREAS, the Board of Directors of the Company amended the Company's Restated Bylaws by unanimous written consent effective as of January 31, 2000 to provide that the position of Chairman of the Board of the Company is not an officer of the Company and that such position shall have no powers and duties in addition to those of a director of the Company other than to preside at all meetings of the stockholders and of the Board of Directors of the Company;

     WHEREAS, Employee will continue, subject to removal in accordance with the Restated Bylaws of the Company, to serve as a director and as Chairman of the Board of the Company; and

     WHEREAS, the Company desires, on the terms and subject to the conditions hereinafter set forth, to employ Employee beginning on the date hereof and for the duration of the Employment Term (as defined in Section 3.1) in the capacities described below, and Employee desires to continue his employment with the Company for the duration of the Employment Term on such terms and subject to such conditions;

     NOW, THEREFORE, for and in consideration of the compensation to be paid to Employee under this Agreement and the mutual promises, covenants and undertakings contained in this Agreement, and intending to be legally bound, the Company and Employee agree as follows:

             ARTICLE 1:  EMPLOYMENT AND DUTIES

     1.1 Employment. The Company agrees to employ Employee and Employee agrees to be employed by the Company as a non-officer employee of the Company in accordance with and subject to the terms and conditions of this Agreement.

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     1.2   Duties and Services.  Employee agrees to perform diligently and to the best of his abilities such services as may from time to time be requested by the Chief Executive Officer of the Company as well as such additional duties and services as the parties hereto mutually may agree upon from time to time. Employee's employment shall be subject to the policies maintained and established by the Company, as the same may be amended from time to time.

     1.3 Other Interests. Employee agrees, during the Employment Term, not to engage, directly or indirectly, in any other business, investment or activity that materially interferes with Employee's performance of his duties hereunder or is contrary to the interests of the Company.

     1.4 Duty of Loyalty. Employee acknowledges and agrees that during his employment with the Company he owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would injure the business, interests or reputation of the Company. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the business of the Company and its affiliates and shall not appropriate for Employee's own benefit any such opportunities.

             ARTICLE 2:  COMPENSATION; PERQUISITES

     2.1 Base Salary. During the Employment Term, Employee shall receive an annual base salary of $225,000, payable in accordance with the normal payroll practices of the Company.

     2.2 Perquisites. During the Employment Term, Employee shall be entitled to participate in those perquisites that are extended to similarly situated employees of the Company, including:

           (a) Business Expenses. The Company shall reimburse Employee for, or pay on behalf of Employee, reasonable and appropriate expenses, pursuant to and in accordance with the Company's reimbursement policy, incurred by Employee for business related purposes.

           (b) Other Benefits. Employee and, to the extent applicable, Employee's family, dependents and beneficiaries, shall be allowed to participate in all benefit plans and programs, including improvements or modifications of the same, that are now, or may hereafter be, available to similarly situated employees of the Company. Neither the Company nor any of its affiliates will, however, be obligated to institute or maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to other similarly situated employees.

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             ARTICLE 3:  TERM AND TERMINATION OF EMPLOYMENT

     3.1 Term. The employment relationship created herein is for the period (including any extensions thereof, the "Employment Term") commencing on the date hereof and initially terminating on February 15, 2002 (the "Initial Termination Date"). Subject to the provisions of Section 3.2 and Section 3.3, the Employment Term shall automatically be extended for one year on each of the first, second and third anniversaries of the Initial Termination Date unless either party gives written notice to the other party at least 30 days prior to the expiration of the then applicable Employment Term of such party's election not to so extend the Employment Term. Notwithstanding the foregoing, such relationship may be terminated at any time by either the Company in accordance with Section 3.2 or by Employee in accordance with Section 3.3 upon written notice to the other party. A written notice by the Company or Employee given to the other party pursuant to the immediately preceding sentence shall state that it or he has elected to terminate Employee's employment hereunder and the effective date and the reason for such termination.

     3.2 Termination by the Company. The Company shall have the right to terminate Employee's employment pursuant to this Agreement at any time for the following reasons:

           (a)  upon Employee's death;

           (b) upon Employee's becoming incapacitated by accident, sickness or any other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 90 consecutive days or for a period of 120 business days during any 12-month period;

           (c) for cause, which for purposes of this Agreement shall mean any of the following: (i) Employee's gross negligence or willful misconduct in the performance of the duties and services required of him pursuant to this Agreement or with respect to the business and affairs of the Company,
     (ii) Employee's failure or willful refusal without proper legal reason to follow the lawful directions of his superiors or of the Company, (iii) Employee's indictment for a felony or commission of an act of fraud with respect to the Company or any of its affiliates or (iv) Employee's commission of any crime that involves moral turpitude, fraud or financial dishonesty;

           (d) for Employee's material breach of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Employee by the Company of such breach; and

           (e)  for any reason other than as specified above.

     3.3 Termination by Employee. Employee shall have the right to terminate his employment pursuant to this Agreement at any time upon a material breach by the Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Employee to the Company.

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             ARTICLE 4:  EFFECT OF TERMINATION

     4.1 Cessation of Compensation and Benefits. Except as otherwise provided in this Article 4, if Employee's employment is terminated for any reason whatsoever all compensation, perquisites and benefits provided pursuant to Article 2 shall terminate contemporaneously with the termination of Employee's employment and no severance benefits shall be payable hereunder.

     4.2 Compensation Through Termination. If Employee's employment is terminated for any reason whatsoever, the Company shall pay to Employee (or, in the case of Employee's death, to his estate or designated beneficiary), within 10 days of the later of (a) the effective date of such termination or
(b) the date the Company has notice of such termination, Employee's regular salary through the date of such termination and any unreimbursed amounts pursuant to Section 2.2(a).

     4.3 Severance Benefits for Involuntary Termination. If (a) Employee's employment is terminated by the Company pursuant to Section 3.2(a), 3.2(b) or 3.2(e) or by Employee pursuant to Section 3.3 or (b) either party elects to not extend the Employment Term pursuant to Section 3.1, Employee (or, in the case of Employee's death, to his estate or designated beneficiary) shall be paid severance of $200,000 per year (based on a fiscal year ending on January 31 of the relevant year and pro rated for any partial year based on the number of days from the date of termination or the expiration of the Employment Term, as applicable, to the next anniversary of the date hereof) for the remainder of the Severance Period, payable at such time and in the manner as base salary as provided in Section 2.1. The "Severance Period" shall mean the period from and including the day immediately following the date of termination of employment or the expiration of the Employment Term, as applicable, to but excluding January 31, 2005.

             ARTICLE 5:  MISCELLANEOUS

     5.1 Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company, to:   Newfield Exploration Company
                              363 N. Sam Houston Pkwy, Suite 2020
                              Houston, TX  77060
                              Attention:  Chief Executive Officer
                              Phone:  (281) 847-6000
                              Fax:  (281) 405-4242

     If to Employee, to:      Joe B. Foster
                              325 Sugarberry Circle
                              Houston, TX 77024
                              Phone: (713) 789-3757
                              Fax: (713) 789-3061
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     5.2   Applicable Law.  This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas (excluding any conflicts-of-law rule or principle of Texas law that might refer to the governance, construction or interpretation of this Agreement to the laws of another state).

     5.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

     5.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions, covenants, restrictions and other matters contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions, covenants, restrictions and other matters contemplated hereby are fulfilled to the extent possible.

     5.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     5.6 Withholding of Taxes. The Company may withhold from any compensation, perquisites or benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     5.7 Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (a) a term has the meaning ascribed to it; (b) "or" is not exclusive; (c) "including" means "including, without limitation;" (d) words in the singular include the plural; (e) words in the plural include the singular; (f) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; (g) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement; and (h) the headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     5.8 Assignment. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

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     5.9   Entire Agreement; Modification.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the employment of Employee by the Company. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, that is not embodied herein and that no agreement, statement or promise relating to the employment of Employee by the Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed or have executed this Agreement as of the first date written above.


                                       NEWFIELD EXPLORATION COMPANY


                                       By:  /s/ TERRY W. RATHERT
                                            --------------------------------
                                            Terry W. Rathert
                                            Vice President

                                            /s/ JOE B. FOSTER
                                            --------------------------------
                                            Joe B. Foster